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                                                                    EXHIBIT 99.1

[SANDERSON FARMS LETTERHEAD]

             Contact:  Mike Cockrell
                       Treasurer & Chief Financial Officer
                       (601) 649-4030


      SANDERSON FARMS, INC. ANNOUNCES EARNINGS EXPECTATIONS FOR FISCAL 2004


LAUREL, Miss. (November 18, 2004) - Sanderson Farms, Inc. (Nasdaq/NM:SAFM) today announced that, based on preliminary information and estimates, it expects earnings for the fiscal year ending October 31, 2004, to be in the range of $4.50 to $4.60 per diluted share. These projected results are lower than the Company's previously announced outlook of $4.85 to $5.25 per diluted share for fiscal 2004.

         Commenting on the announcement, Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, said, "Our revised earnings expectations for fiscal 2004 primarily reflect the decline in poultry prices that we have experienced during our fourth fiscal quarter. While market prices historically soften during the fall, the decline has been more substantial than we originally projected, particularly for boneless breast meat. Additionally, as we previously announced, our profitability during the last quarter of the fiscal year was affected by higher grain prices.

         "While market conditions during this last quarter were less favorable than what we experienced for most of fiscal 2004, Sanderson Farms will still report a record financial performance this year," Sanderson continued. "Our sales for fiscal 2004 will exceed $1 billion, surpassing the record $872 million we reported last year and our operating margins continue to be among the highest in the industry. Continued improvement in our operating performance and solid marketing execution were important factors driving our results for the year. More importantly, we remain optimistic about our prospects for fiscal 2005. We believe that poultry prices have bottomed out and we remain confident that strong consumer demand for chicken and further growth in exports will contribute to a favorable market environment. We also expect to realize a significant reduction in our operating costs for fiscal 2005 with materially lower prices projected for corn and soybean meal, our primary feed ingredients.

         "Our record results for fiscal 2004 will also be reflected on our balance sheet when we release results on December 7, 2004," said Sanderson. "We finished the year with a strong cash position and virtually no debt. Our balance sheet will enable us to easily complete our previously announced expansion into South Georgia without significant use of our credit, and will allow us to continue to explore other strategies to increase shareholder value."

         Sanderson Farms will announce financial and operating results for the fourth quarter and fiscal year ending October 31, 2004, on December 7, 2004.

        Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the


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Nasdaq National Market under the symbol SAFM.

         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2003 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2004.